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                                                              Exhibit 99.(e)(11)



                              EMPLOYMENT AGREEMENT


                                    between


                               UTILX CORPORATION


                                      and


                                GLEN J. BERTINI



                                                   Dated as of September 1, 1993
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     This Employment Agreement (this "Agreement"), dated as of September 1,
1993, is between UTILX CORPORATION, a Delaware corporation (the "Company"), and Glen J. Bertini (the "Executive").

1.   EMPLOYMENT

     1.1.  Scope of Employment

     The Company will employ the Executive and the Executive will accept employment by the Company as its Program Director/CableCure responsible for, among other things, management of the Company's CableCure service operations, and, subject to the general supervision of the Board as required by the General Corporation Law of Delaware, such other duties and responsibilities as are not inconsistent with the express terms of this Agreement. Such employment may be with the Company or any of its principal operating subsidiaries, as appropriate to the management structure developed by the Company.

     1.2.  Location

     The Executive's services shall be performed at the Company's current headquarters or any office which is subsequently designated as the headquarters of the Company and is less than 20 miles from such current location, except as may be otherwise mutually agreed by the Executive and the Company.

2.   ATTENTION AND EFFORT

     During the Employment Period (as defined below), and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive will devote all of his productive time, ability, attention and effort to the business and affairs of the Company and the discharge of the responsibilities assigned to him hereunder, and will use his best efforts to perform faithfully and efficiently such responsibilities. It shall not be a violation of this Agreement for the Executive to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions and (c) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities in accordance with this Agreement. It is expressly understood and agreed that to the extent any such activities have been conducted by the Executive prior to the Employment Period, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) during the Employment Period shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

3.   TERM; EMPLOYMENT PERIOD

     The term of this Agreement, unless otherwise terminated pursuant to Section 7 hereof or extended pursuant to this Section 3, shall be for one year commencing September 1, 1993 (the "Employment Period"); provided that, commencing on September 1, 1994, and on each successive annual anniversary thereof (each such date being a "Renewal Date"), the Employment Period shall be automatically extended so as to terminate one year from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive

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or the Executive shall give notice to the Company that the Employment Period shall not be so extended.

4.   COMPENSATION

     During the term of this Agreement, the Company agrees to pay or cause to be paid to the Executive, and the Executive agrees to accept in exchange for the services rendered hereunder by him, the following compensation:

     4.1.  Salary

     The Executive's compensation shall consist of an annual base salary (the "Annual Base Salary") of $66,000 before all customary payroll deductions. The Annual Base Salary shall be paid in substantially equal installments and at the same intervals as other officers of the Company are paid. The Board or the Compensation Committee of the Board (the "Compensation Committee") shall review the Annual Base Salary at least annually and shall determine any increases in future years.

     4.2.  Bonus

     The Executive may be entitled to receive, in addition to the Annual Base Salary, an annual bonus in an amount to be determined by the Board or the Compensation Committee, in its sole discretion (the "Annual Bonus"). For the fiscal year ended March 31, 1994, the Executive's Annual Bonus, if any, will be calculated in accordance with the Company's 1994 Executive Incentive Plan, as modified by the Board or the Compensation Committee from time to time.

5.   BENEFITS

     5.1.  Incentive, Retirement and Welfare Benefit Plans; Vacation

     The Executive shall be entitled to participate, subject to and in accordance with applicable eligibility requirements, in such employee benefit programs as shall be provided to other executives of the Company and its affiliated companies from time to time during the Employment Period by action of the Board (or any person or committee appointed by the Board to determine employee benefit programs and other emoluments), including, without limitation, paid vacations; the Voluntary Investment Plan and any other incentive, savings and retirement plan, practice, policy or program; and all welfare benefit plans, practices, policies and programs (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs).

     5.2.  Expenses

     The Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by him in accordance with the policies, practices and procedures of the Company and its affiliated companies in effect for the executives of the Company and its affiliated companies during the Employment Period.

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6.   STOCK PLANS

     The Executive shall be eligible to participate, subject to and in accordance with applicable eligibility requirements, in the Company's employee stock plans to the extent such plans are available for executives of the Company and its affiliated companies from time to time during the Employment Period, as determined by the Board or the Compensation committee.

7.   TERMINATION

     Employment of the Executive pursuant to this Agreement may be terminated as follows but, in any case, the noncompetition and nondisclosure provisions set forth in Sections 10 and 11 hereof shall survive the termination of this Agreement and the termination of the Executive's employment hereunder:

     7.1.  By the Company or the Executive

     Upon giving Notice of Termination (as defined below), the Company may terminate the employment of the Executive with or without Cause (as defined below), and the Executive may terminate his employment for Good Reason (as defined below) or for any reason, at any time during the Employment Period.

     7.2.  Automatic Termination

     This Agreement and the Executive's employment hereunder shall terminate automatically upon the death or Total Disability of the Executive. The term "Total Disability" as used herein shall mean the Executive's inability (with or without such accommodation as may be required by law and which places no undue burden on the Company), as determined in good faith by the Board, to perform the duties set forth in Section 1.1 hereof for a period or periods aggregating 120 calendar days in any 12-month period as a result of physical or mental illness, loss of legal capacity or any other cause beyond the Executive's control, unless the Executive is granted a leave of absence by the Board. The Executive and the Company hereby acknowledge that the Executive's ability to perform the duties specified in Section 1.1 hereof is of the essence of this Agreement.

     7.3.  Notice of Termination

     Any termination by the Company or by the Executive shall be communicated by Notice of Termination to the other party given in accordance with Section 13 hereof. The term "Notice of Termination" shall mean a written notice which (a) indicates the specific termination provision in this Agreement relied upon and
(b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

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     7.4.  Date of Termination

     "Date of Termination" means (a) if the Executive's employment is terminated by reason of death, at the end of the calendar month in which the Executive's death occurs, (b) if the Executive's employment is terminated by reason of Total Disability, immediately upon a determination by the Company of the Executive's Total Disability, and (c) in all other cases, five days after the date of mailing of the Notice of Termination. The Executive's employment and performance of services will continue during such five-day period; provided, however, that the Company may, upon notice to the Executive and without reducing the Executive's compensation during such period, excuse the Executive from any or all of his duties during such period.

8.   TERMINATION PAYMENTS

     In the event of termination of the Executive's employment, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this Section 8.

     8.1. Termination by the Company for Other Than Cause or by the Executive for Good Reason

     If the Company terminates the Executive's employment other than for Cause or the Executive terminates his employment for Good Reason prior to the end of the Employment Period, the Executive shall be entitled to:

     (a) receive payment of the following accrued obligations (the "Accrued Obligations"):

          (i) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid;

          (ii) the product of (x) the Annual Bonus payable with respect to the fiscal year in which the Date of Termination occurs, or, if such Annual Bonus is not determinable on the Date of Termination, the Annual Bonus payable with respect to the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365; and

          (iii) any compensation previously deferred by the Executive (together with accrued interest or earnings thereon, if any) and any accrued vacation pay, in each case to the extent not theretofore paid;

     (b) for one year after the Date of Termination, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 5 if the Executive's employment had not been terminated; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such

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applicable period of eligibility (such continuation of such benefits for the period herein set forth shall be hereinafter referred to as "Welfare Benefit Continuation"); and

     (c) an amount as severance pay equal to one year's Annual Base Salary based on the Annual Base Salary established by the Board or the Compensation Committee for the fiscal year in which the Date of Termination occurs, provided, that the Executive is entitled to receive such severance pay only so long as the: Executive has not become reemployed with another employer, and provided further, that the Executive shall not be required to accept such other employment.

     8.2.  Termination for Cause or Other Than For Good Reason

     If the Executive's employment shall be terminated by the Company for Cause or by the Executive for other than Good Reason during the Employment Period, this Agreement shall terminate without further obligation to the Executive other than the obligation to pay to the Executive his Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive, in each case to the extent theretofore unpaid.

     8.3.  Expiration of Term

     In the case of a termination of the Executive's employment as a result of the expiration of the term of this Agreement, the Executive shall not be entitled to receive any payments hereunder, other than the Accrued Obligations.

     8.4.  Termination Because of Death or Total Disability

     If the Executive's employment is terminated by reason of the Executive's death or Total Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive or his legal representatives under this Agreement, other than for payment of Accrued Obligations (which shall be paid to the Executive's estate or beneficiary, as applicable in the case of the Executive's death), and the timely payment or provision of the Welfare Benefit Continuation.

     8.5.  Termination in Connection With a Change of Control

     Notwithstanding any other provision of this Agreement, if the Executive terminates his employment for any reason, or his employment is terminated for any reason other than cause by the Company, effective within 180 days of a Change of Control of the Company, the Executive shall be entitled to receive the payments set forth in Section 8.1; provided, however, that if in such case either the Company or the Executive receives confirmation from the Company's certified public accounting firm, or such other accounting firm retained as independent certified public accountants for the Company, that any payment by the Company under this Section 8 would be considered to be an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor statute then in effect, then the aggregate payments by the Company pursuant to this Section 8 shall be reduced to an amount which is $1.00 less than the smallest sum which would be deemed to be such an "excess parachute payment, and, if permitted by applicable law, such reduction shall be made to the last payment due hereunder; provided, further, that, if permitted by applicable law, no such

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adjustment shall be made in any year in which the Executive authorizes a reduction in the payment otherwise due the Executive hereunder by an amount equal to any loss to be incurred by the Company because such payments would not be deductible by the Company as a business expense for income tax purposes for the reason that such payments constitute an "excess parachute payment" in that year.

     8.6.  Definition of Change of Control

     A "Change of Control" of the Company shall have the meaning ascribed to it in Appendix A to this Agreement, which is incorporated herein by this reference.

     8.7.  Payment Schedule

     All payments under this Section 8 shall be made to the Executive at the same intervals as such payments were made to him immediately prior to termination.

     8.8.  Cause

     For purposes of this Agreement, "Cause" means cause given by the Executive to the Company and shall include, without limitation, the occurrence of one or more of the following events:

     (a) Failure or refusal to carry out any lawful duties of the Executive described in Section 1.1 hereof or any directions of the Board reasonably consistent with the duties herein set forth to be performed by the Executive;

     (b) Violation by the Executive of a state or federal criminal law involving the commission of a crime against the Company or any other criminal act involving moral turpitude;

     (c) Current abuse by the Executive of alcohol or controlled substances; deception, fraud, misrepresentation or dishonesty by the Executive; any incident materially compromising the Executive's reputation or ability to represent the Company with the public; any act or omission by the Executive which substantially impairs the Company's business, good will or reputation; or any other misconduct; or

     (d)  Any other material violation of any provision of this Agreement.

     8.9.  Good Reason

     For purposes of this Agreement, "Good Reason" means

     (a) The assignment to the Executive of any duties inconsistent in any respect with the Executive's position, authority, duties or responsibilities as contemplated by Section 11 hereof or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

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     (b)  Any failure by the Company to comply with any of the provisions of
Section 4 hereof, other than an isolated and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

     (c) The Company's requiring the Executive to be based at any office or location other than that described in Section 1.2 hereof; or

     (d) Any failure by the Company to comply with and satisfy Section 14 hereof, provided that the Company's successor has received at least ten days' prior written notice from the Company or the Executive of the requirements of
Section 14 hereof.

9.   REPRESENTATIONS, WARRANTIES AND OTHER CONDITIONS

     In order to induce the Company to enter into this Agreement, the Executive represents and warrants to the Company that neither the execution nor the performance of this Agreement by the Executive will violate or conflict in any way with any other agreement by which the Executive may be bound.

10.  NONCOMPETITION AND NONSOLICITATION

     10.1.  Applicability

     This Section 10 and Section 11 hereof shall survive the termination of the Executive's employment with the Company or the expiration of the term of this Agreement.

     10.2.  Scope of Competition

     The Executive agrees that he will not, during his employment and for a period of two years from the date on which his employment with the Company terminates or this Agreement expires, whichever is later, directly or indirectly be employed by, consult with or otherwise perform services for, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected with, in any manner, any Competitor. A "Competitor" shall include any entity which, directly or indirectly, competes with the Company or produces, markets, distributes or otherwise derives benefit from the production, marketing or distribution of products or services which compete with products then produced or services then being provided or marketed by the Company or the feasibility for: production of which the Company is then actually studying, or which is preparing to market or is developing products or services that will be in competition with the products or services then produced or being studied or developed by the Company, in each case within the geographical area described in Appendix B hereto, unless released from such obligation in writing by the Board. The Executive shall be deemed to be related to or connected with a Competitor if such Competitor is (a) a partnership in which he is a general or limited partner or employee, (b) a corporation or association of which he is a shareholder, officer, employee or director, or (c) a partnership, corporation or association of which he is a member, consultant or agent; provided, however, that nothing herein shall prevent the purchase or ownership by the Executive of shares which constitute less than five percent of the outstanding equity securities of a publicly or privately held corporation, if the Executive has no other relationship with such corporation.

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     10.3.  Scope of Nonsolicitation

     The Executive shall not directly or indirectly solicit or entice any employee or consultant of the Company to cease his or her relationship with the Company or solicit, influence, entice or in any way divert any customer, distributor, partner, joint venturer or supplier of the Company to do business with or in any way become associated with any Competitor. This Section 10.3 shall apply during the time period and geographical area described in Section
10.2 hereof.

     10.4.  Equitable Relief

     The Executive acknowledges that the provisions of this Section 10 are essential to the Company, that the Company would not enter into this Agreement if it did not include this Section 10 and that damages sustained by the Company as a result of a breach of this Section 10 cannot be adequately remedied by damages, and the Executive agrees that the Company, notwithstanding any other provision of this Agreement, in addition to any other remedy it may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of any provision of this Agreement, including, without limitation, this Section 10 and Section 11 hereof.

     Executive expressly represents and agrees that he has had adequate time and opportunity to consult with his own counsel and advisors with respect to this Agreement, specifically with respect to this Section 10. Executive acknowledges that the restrictions in this Section 10 are reasonable in time, scope and territory, are designed to eliminate competition which would otherwise be unfair to the Company, do not stifle his exercise of skill and experience, would not bar his sole means of support, are fully required to protect the Company's legitimate interests and do not Confer a benefit on the Company disproportionate to the detriment to Executive.

     10.5.  Effect of Violation

     The Executive and the Company agree that additional consideration has been given for the Executive's entering into the noncompetition and nonsolicitation provisions of this Agreement, such additional consideration including, without limitation, certain provisions for termination payments pursuant to Section 8 hereof. Violation by the Executive of this Section 10 or of Section 11 hereof shall relieve the Company of any obligation it may have to make termination payments, but shall not relieve the Executive of his obligations under this
Section 10 or Section 11 hereof.

     10.6.  Definition of the Company

     For purposes of Sections 10.2 and 10.3 hereof, "the Company" shall include all subsidiaries of the Company, any parent corporation of the Company and any business ventures in which the Company, its subsidiaries or any such parent corporation may participate.

     10.7.  Tolling

     In the event Executive breaches any provisions of this Section 10, such breach shall toll the remainder of the one-year period set forth in Section 10.2 hereof, from the date the breach

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commences until it fully ceases, and shall relieve the Company of all obligations to the Executive under this Agreement.

11.  NONDISCLOSURE; RETURN OF MATERIALS

     11.1.  Nondisclosure

     Except as required by his employment with the Company, the Executive will not, at any time during the term of employment by the Company, or at any time thereafter, directly, indirectly or otherwise, use, communicate, disclose, disseminate, lecture upon or publish articles relating to any confidential, proprietary or trade secret information without the prior written consent of the Company. In this Section 11, the term "employment" means employment as a regular independent subcontractor or consultant, as well as a full-time or regular part-time employee of the Company.

     All documents, records, notebooks, notes, memoranda, drawings or other documents made or compiled by the Executive at any time, or in his possession, including any and all copies thereof, shall be the property of the company and shall be held by the Executive in trust and solely for the benefit of the Company, and shall be delivered to the Company by the Executive upon termination of employment or at any other time upon request by the Company.

     The Executive understands that the Company will be relying on this Agreement in continuing the Executive's employment, paying him compensation, granting him any promotions or raises, or entrusting him with any information which helps the Company compete with others.

     11.2.  Assignment

     The Executive will disclose promptly to the Company in writing all ideas, inventions and discoveries conceived of and/or developed in whole or in part during the term of his employment with the Company and relating to any of the Company's business, whether or not conceived or developed during working hours or on the property of the Company. Such ideas, inventions and discoveries shall be the property of the Company and it shall have the right to any patents which may be issued with respect to the same. The Executive will also, and hereby does, assign to the Company and/or its nominees all his right, title and interest in such ideas, inventions and discoveries and all rights, title and interest in any patent applications for patents, assignments and other papers, and will do such things as the Company may require for establishing and protecting its ownership and to effectuate the foregoing, either during his employment or thereafter. There shall be excluded from the operations of this Agreement the Executive's ideas, inventions and discoveries, patented and unpatented, which were made prior to the Executive's employment by the Company and which are specifically listed in Appendix C.

12.  NOTICE AND CURE OF BREACH

     Whenever a breach of this Agreement by either party is relied upon as justification for any action taken by the other party pursuant to any provision of this Agreement, other than clause (b), (c) or (d) of Section 8.8 hereof, before such action is taken, the party asserting the breach of this Agreement shall give the other party at least ten days' prior written notice of the existence and the nature of such breach before taking further action hereunder and shall give the

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party purportedly in breach of this Agreement the opportunity to correct such breach during the ten-day period.

13.  FORM OF NOTICE

     Every notice required by the terms of this Agreement shall be given in writing by serving the same upon the party to whom it was addressed personally or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

     If to the Executive:  Glen J. Bertini
                           6820 Water Street N.E.
                           Tacoma, Washington 98422

     If to the Company:    UTILX Corporation
                           22404 - 66th Avenue South
                           Kent, Washington 98032
                           Attn:  General Counsel

or such other address as shall be provided in accordance with the terms hereof. Except as set forth in Section 7.4 hereof, if notice is mailed, such notice shall be effective upon mailing.

14.  ASSIGNMENT

     This Agreement is personal to the Executive and shall not be assignable by the Executive. The Company may assign its rights hereunder to (a) any corporation resulting from any merger, consolidation or other reorganization to which the Company is a party or (b) any corporation, partnership, association or other person to which the Company may transfer all or substantially all of the assets and business of the Company existing at such time. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

     The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean UTILX Corporation and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

15.  WAIVERS

     No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

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16.  AMENDMENTS IN WRITING

     No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and the Executive, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing add signed by the Company and the Executive.

17.  APPLICABLE LAW

     This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the state of Washington, without regard to any rules governing conflicts of laws.

18.  SEVERABILITY

     If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

19.  ENTIRE AGREEMENT

     This Agreement on and as of the date hereof constitutes the entire agreement between the Company and the Executive with respect to the subject matter hereof and all prior or contemporaneous oral or written communications, understandings or agreements between the Company and the Executive with respect to such subject matter are hereby superseded and nullified in their entireties.

20.  WITHHOLDING

     The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

21.  COUNTERPARTS
     This Agreement may be executed in counterparts, each of which counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties have executed and entered into this
Agreement on the date set forth above.

                                       EXECUTIVE


                                       /s/
                                       -----------------------------------------
                                       Glen J. Bertini

                                       Date
                                           -------------------------------------


                                       UTILX CORPORATION


                                       /s/
                                       -----------------------------------------
                                       Granville W. Holman, President

                                       Date
                                           -------------------------------------

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                                 APPENDIX A TO

                         EMPLOYMENT AGREEMENT BETWEEN

                     UTILX CORPORATION AND GLEN J. BERTINI

     For purposes of this Agreement, a "Change of Control" shall mean:

     (a) A "Board Change" which, for purposes of this Agreement, shall have occurred if a majority (excluding vacant seats) of the seats on the Company's Board are occupied by individuals who were neither (i) nominated by a majority of the Incumbent Directors nor (ii) appointed by directors so nominated. An "Incumbent Director" is a member of the Board who has been either (i) nominated by a majority of the directors of the Company then in office or (ii) appointed by directors so nominated, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person (as hereinafter defined) other than the Board; or

     (b) The acquisition by any individual, entity or group (within the meaning of Section 13(d) (3) or 14(d) (2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) 20% or more of either (A) the then outstanding shares of Common Stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"), in the case of either (A) or (B) of this clause (i) which acquisition is not approved in advance by a majority of the Incumbent Directors, or (ii) 33% or more of either (A) the Outstanding Company Common Stock or (B) the Outstanding Company Voting Securities, in the case of either
(A) or (B) of this clause (ii), which acquisition is approved in advance by a majority of the Incumbent Directors; provided, however, that the following acquisitions shall not constitute a Change of Control: (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (z) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this Section 2 are satisfied; or

     (c) Approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, unless, immediately following such reorganization, merger or consolidation, (i) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same

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

proportion as their ownership immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 33% or more of the Outstanding Company Common Stock or the Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 33% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were the Incumbent Directors at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

     (d) Approval by the stockholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all the assets of the Company, other than to a corporation with respect to which immediately following such sale or other disposition, (A) more than 60% of, respectively, the then outstanding, shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 33% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 33% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were approved by a majority of the Incumbent Directors at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

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

                                  APPENDIX B

                         EMPLOYMENT AGREEMENT BETWEEN

                     UTILX CORPORATION AND GLEN J. BERTINI

                           Noncompetition Territory
                           ------------------------

     All of North America, South America, Central America, Europe, the United Kingdom and Asia.

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

                                  APPENDIX C

                         EMPLOYMENT AGREEMENT BETWEEN

                     UTILX CORPORATION AND GLEN J. BERTINI

                              Excluded Inventions
                              -------------------

     1. Locating faults, splices or other leaks in power cables using a tracer gas.

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